Exhibit 10.4

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], (this “Agreement”), is entered into by and among OncoGenex Pharmaceuticals, Inc., a Delaware corporation (“Arrow”), Achieve Life Science, Inc., a Delaware corporation (the “Company”), and [●], a [●], as Rights Agent.

RECITALS

WHEREAS, Arrow, Ash Acquisition Sub, Inc., Inc., a Delaware corporation (“Merger Sub 1”), Ash Acquisition Sub 2, Inc., a Delaware corporation (“Merger Sub 2”; and together with Merger Sub 1, “Merger Subs”), and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of January 5, 2017 (the “Merger Agreement”), which contemplates, among other things, (i) the merger of Merger Sub 1 with and into the Company (the “First Merger”) with the Company continuing as the initial surviving corporation (the “Initial Surviving Corporation”) and promptly following the First Merger, the Initial Surviving Corporation shall merge with and into Merger Sub 2 (the “Second Merger”; together with the First Merger, the “Mergers”) with Merger Sub 2 continuing as the surviving corporation and as a wholly owned subsidiary of Arrow; and (ii) the current stockholders of the Company shall become the majority stockholders of Arrow. After the completion of the Mergers, Arrow shall, among other things, change its name to “Achieve Life Science, Inc.” (referred to herein as “Achieve”) and the Company will be a wholly owned subsidiary of Achieve.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Arrow, the Company and Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Achieve Common Stock” means the common stock, par value $0.001, of Achieve (or any successor entity).

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Assignee” means (a) in Achieve’s sole discretion and without the consent of any other party, any controlled Affiliate of Achieve, but only for so long as it remains a controlled Affiliate of Achieve, or (b) with the prior written consent of the Acting Holders, any other Person.

“Board of Directors” means the board of directors of Achieve.

“Board Resolution” means a resolution certified by a duly authorized officer of Achieve to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Sunnyvale, California and New York, New York are authorized or obligated by law or executive order to remain closed.

“Clinical Milestone” means the completion of a human clinical trial of the Product designed to support Regulatory Approval.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“CVRs” means the rights of Holders to receive 80% of the CVR Payment Amount; provided, however, that Achieve may elect to make the CVR Payment with cash or shares of Achieve Common Stock, and that any shares of Achieve Common Stock issued in satisfaction of Achieve’s obligations under this Agreement shall have a value equal to the volume weighted average price of Achieve Common Stock for the ten trading days immediately preceding the issuance of such Achieve Common Stock. Such Achieve Common Stock shall be freely tradable upon receipt.

“CVR Payment” means the amount of the payment to be made to the Holders from the CVR Payment Amount.

“CVR Payment Amount” means the cash, equity or any other consideration received by Achieve or an Affiliate of Achieve (or which Achieve or an Affiliate of Achieve has a right to receive), whether directly or indirectly, pursuant to a Partnering Agreement if any Milestone is achieved during the CVR Term. It is hereby acknowledged and agreed by all Holders that any CVR Payment that may become payable hereunder shall be net of (and Achieve shall have the full power and authority to set off against any CVR Payment Amount) the sum of (a) any liabilities required to be reflected in the financial statements in accordance with GAAP incurred by Achieve under any Partnering Agreement, whether incurred directly by Achieve or an Affiliate or pursuant to indemnification obligations of Achieve or an Affiliate under any Partnering Agreement, and (b) any out-of-pocket fees or expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of Achieve or an Affiliate or for which Achieve or an Affiliate is responsible, in connection with any litigation or threatened litigation or any investigation by a Governmental Body, in connection with any Product (“Third Party Expenses”). All Third Party Expenses shall be determined by Achieve and true and correct copies of reasonable documentation supporting such Third Party Expenses shall be included in any Payment Triggering Event Certificate.

“CVR Register” means a register maintained by the Rights Agent.

“CVR Term” means a period of time beginning with the closing of the Merger and ending on the five year anniversary of this Agreement.

“Delaware Courts” means the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom.

“Diligent Efforts” on the part of Achieve means that (a) Achieve promptly assigns responsibility for the negotiation of a Term Sheet or Partnering Agreement to the following individuals: [●] and [●] (provided, if one or more of such individuals terminate as employees, consultants, or contractors of Achieve, the Board of Directors shall, as soon as reasonably practicable, appoint a replacement for such terminated individual), and such individuals carry out their responsibilities in a reasonably diligent manner; and (b) Achieve management and Board of Directors regularly monitor the progress of such individuals and promptly evaluate any proposed Term Sheet or Partnering Agreement. Nothing in this Agreement shall be deemed to require Achieve to approve any Term Sheet or Partnering Agreement if the Board of Directors determines that any such approval would not be in the best interests of Achieve stockholders or would otherwise violate any fiduciary duties of the Board of Directors.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“EMA” means the European Medicines Agency, or any successor agency.

“EU” means the European Union.

“FDA” means the United States Food and Drug Administration, or any successor agency.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Milestone” means any Clinical Milestone, Regulatory Approval, Sales-Based Milestone and/or Up-Front Milestone.

“Officer’s Certificate” means a certificate signed by an authorized officer of Achieve, in his or her capacity as such an authorized officer, and delivered to the Rights Agent.

“OTI” means OncoGenex Technologies Inc., a company incorporated under the federal laws of Canada.

“Partnering Agreement” means a partnering arrangement, collaboration agreement, license or sublicense agreement, asset sale, stock sale (including the sale of the capital stock of OTI) or similar arrangement by which the rights to develop, manufacture and/or commercialize the Product is granted, licensed, assigned or otherwise conveyed (including by operation of law) to a third party for which Achieve is entitled to receive payments from such third party in connection with the achievement of one or more Milestones.

“Payment Triggering Event” means the achievement of any Milestone.

“Permitted Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order or (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Person” means any individual, Entity or Governmental Body.

“Product” means any pharmaceutical product or combination of co-administered pharmaceutical products that contain(s) an antisense inhibitor designed to inhibit hsp27 as an active pharmaceutical ingredient, alone or in combination with one or more additional active pharmaceutical ingredients and including all formulations and line extensions thereof.

“Regulatory Approval” means the approval (whether full, accelerated, conditional or otherwise) from the FDA, the EMA or similar agency for the development or commercialization of the Product in the United States, the EU or any EU member country (and/or the United Kingdom) in accordance with applicable Law.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sales-Based Milestone” means any milestone (not including on-going royalty payments measured by the amount of sales of the Product) related to the commercialization of the Product, including first commercial sale in any country, so long as such first commercial sale occurs during the CVR Term.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, premium, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, escheat or unclaimed property, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or similar charge of any kind whatsoever, including any charge or amount (including any fine, penalty, interest or other additions thereto) related thereto, imposed, assessed or collected by or under the authority of any Governmental Body, including as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary or aggregate group or being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person.

“Up-Front Milestone” shall mean an up-front payment with no additional milestone payments for clinical or regulatory approvals or sales-based royalties pursuant to an asset sale, stock sale (including the sale of the capital stock of OTI), or similar transaction, by which the rights to develop, manufacture and/or commercialize the Product is sold (including by operation of law) to a third party.

Section 1.2 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement or by applicable law, (f) reference to any agreement, document or instrument means such agreement, document or instrument, as well as all addenda, exhibits, schedules or amendments thereto, in each case, as amended, modified or restated and in effect from time to time in accordance with the terms thereof, (g) Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement, and (h) all references to dollars or “$” refer to United States dollars.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders (granted to the initial Holders in connection with the Merger Agreement) to receive contingent payments pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep and maintain the CVR Register.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney-in-fact duly authorized in writing, the Holder’s personal representative duly authorized in writing or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer constitutes a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Achieve and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or Governmental Body charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Achieve and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a) For each Payment Triggering Event during the CVR Term, Achieve shall deliver to the Rights Agent (i) a written notice indicating that a Payment Triggering Event has occurred and that Achieve or an Affiliate of Achieve has received payment under the Partnering Agreement (the “Payment Triggering Event Notice”) and an Officer’s Certificate certifying the date of the Payment Triggering Event and that the Holders are entitled to receive the applicable CVR Payment (the “Payment Triggering Event Certificate”), (ii) any letter of instruction reasonably required by the Rights Agent and (iii) the payment required by Section 4.2.

(b) The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a Payment Triggering Event Notice, send each Holder at its registered address a copy of such Payment Triggering Event Notice as well as any letter of instruction reasonably required by the Rights Agent and pay the applicable CVR Payment Amount to each of the Holders to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Payment Triggering Event Notice or, if the CVR Payment Amount is not deposited concurrently with the delivery of the Payment Triggering Event Notice, within one Business Day of the Rights Agent receipt of the CVR Payment Amount.

(c) Achieve or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax law, as may reasonably be determined by Achieve, its Affiliates or the Rights Agent. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, Achieve shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and such CVR Payment may be reasonably delayed in order to gather such necessary Tax forms. Achieve, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Holder are valid under applicable law until subsequently notified by such Holder. Achieve or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made, and as required by applicable law, Achieve shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable evidence of such withholding.

(d) Any portion of any CVR Payment Amount that remains undistributed to a Holder twelve (12) months after the date of the delivery of the applicable Payment Triggering Event Notice will be delivered by the Rights Agent to Achieve, upon demand, and any Holder will thereafter look only to Achieve for payment of such CVR Payment Amount, without interest and subject to Section 2.4(e).

(e) Neither Achieve nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Achieve’s and/or the Rights Agent’s commercially reasonable efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid prior to twelve (12) months after receipt of the CVR Payment Amount by the Rights Agent (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), any such CVR Payment Amount will, to the extent permitted by applicable law, become the property of Achieve, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Achieve agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Achieve.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Achieve.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Achieve, any constituent company to the Merger or any of their respective Affiliates (for the sake of clarity, it being understood that if Achieve elects to issue shares of common stock of Achieve to satisfy its payment obligations under this Agreement, such shares of common stock of Achieve shall represent equity and ownership interests in Achieve).

(c) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative, and it is highly possible that Holders will not receive any payments under this Agreement or in connection with the CVRs. It is highly possible that no Milestone will occur prior to the expiration of the CVR Term and accordingly it is highly possible that there will not be any Milestone that may be the subject of a CVR Payment Amount. It is acknowledged and agreed that this Section 2.5(c) is an essential and material term of this Agreement.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Achieve without consideration therefor. Nothing in this Agreement shall prohibit Achieve or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Achieve or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent is hereby appointed, authorized and empowered to act on behalf of the Holders, and to execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement, including without limitation for purposes of (a) confirming the satisfaction of Achieve’s obligations under this Agreement, including receiving and reviewing any Payment Triggering Event Certificate and (b) determining matters with respect to the amounts to be paid to the Holders pursuant to this Agreement. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent may not assign any of its obligations under this agreement. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by the proper party or parties in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it reasonably necessary that a matter be proved or established by Achieve prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which such Officer’s Certificate shall be, if signed by the party or parties required to consent to such action, shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Achieve for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent with respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Achieve with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Achieve only;

(g) except as otherwise set forth in this Agreement, the Rights Agent will have no liability and shall be held harmless by Achieve in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this

Agreement against the Rights Agent assuming the due execution and delivery hereof by the other parties hereto); nor shall it be responsible for any breach by Achieve or any other party to this Agreement of any covenant or condition contained in this Agreement;

(h) Achieve agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been finally determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Achieve agrees (1) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Achieve on or prior to the date hereof and (2) to reimburse the Rights Agent for all Taxes and Governmental Body charges, reasonable and documented out-of-pocket expenses incurred, and paid out of its own separate funds, by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Achieve for all reasonable, necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) Rights Agent may resign at any time by giving written notice thereof to Achieve specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Achieve has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Achieve to Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Achieve will, as soon as is commercially reasonably possible, appoint a qualified successor Rights Agent reasonably satisfactory to the Acting Holders who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c) Achieve will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Achieve fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the reasonable expense of Achieve.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Achieve and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Achieve or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Achieve will furnish or cause to be furnished to the Rights Agent, in such form as Achieve receives from Achieve’s transfer agent (or other agent performing similar services for Achieve), the names and addresses of the Holders within thirty (30) Business Days of the Effective Time.

Section 4.2 Payment of CVR Payment Amounts. For each Payment Triggering Event achieved in accordance with this Agreement, Achieve will, as promptly as practicable following the delivery of any Payment Triggering Event Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount of cash, securities or other consideration necessary to pay the CVR Payment Amount set forth in such Payment Triggering Event Notice to each Holder.

Section 4.3 Books and Records. Achieve shall, and shall cause its Affiliates to, keep records in sufficient detail to enable the Holders to determine whether any of the Milestones are achieved and any amounts payable hereunder.

Section 4.4 Diligence Obligation.

(a) For a period of 6 months after the first to occur of (i) the presentation of the final data from the Borealis-2 clinical trial by Arrow at the February 2017 Genitourinary Cancers Symposium or (ii) February 28, 2017 (the “Diligence Period”), Arrow and Achieve shall use Diligent Efforts to enter into a term sheet for a Partnering Agreement (such term sheet, whether or not binding, “Term Sheet”). The obligations of Arrow and Achieve to use Diligent Efforts shall expire upon the termination of the earlier of (a) the expiration of the Diligence Period without execution of a Term Sheet, or (b) the execution of a Partnering Agreement.

(b) If a Term Sheet is entered into prior to the expiration of the Diligence Period, Arrow and Achieve shall use Diligent Efforts to enter into a Partnering Agreement pursuant to the terms of such Term Sheet. If a Term Sheet is not entered into prior to the expiration of the Diligence Period, no payments shall be made pursuant to Article II hereto.

Section 4.5. License Agreements. During the Diligence Period, Achieve shall not terminate the UBC or Ionis license agreements related to apatorsen. Ash shall use commercially reasonable efforts to maintain the UBC and Ionis license agreements in good standing and shall comply with the terms of such agreements.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Achieve, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Achieve and the assumption by any such successor of the covenants of Achieve herein as provided in Section 6.3;

(ii) to add to the covenants of Achieve such further covenants, restrictions, conditions or provisions as Achieve and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Achieve, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c) Promptly after the execution by Achieve and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Achieve will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Achieve, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Achieve and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Achieve will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, a statement by Achieve stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Achieve. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[●]

With a copy to:

[●]

If to Achieve, to it at:

Achieve Life Science, Inc.

30 Sunnyside Avenue

Mill Valley, California 94941

Attention: Rick Stewart

Email:

with a copy to:

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Telephone: (650) 320-1830

Fax: (650) 320-1930

Attention: Rob R. Carlson

Email:

The Rights Agent or Achieve may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Achieve Successors and Assigns. Achieve may assign any or all of its rights, interests and obligations hereunder to an Assignee, in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Achieve pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Achieve (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Achieve hereunder, with such Assignee substituted for Achieve under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Achieve’s successors and each Assignee. Each of Achieve’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Achieve. The Rights Agent may not assign this Agreement without Achieve’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Achieve, Achieve’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Achieve, which notice, if given, shall be irrevocable.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Courts; and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGERS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(C).

Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Achieve to Rights Agent), and no payments will be required to be made, upon the earlier of (a) the expiration of the CVR Term, or (b) the termination of any payment obligations pursuant to Section 4.4.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Achieve Life Science, Inc.

By:
Name:
Title:

OncoGenex Pharmaceuticals, Inc.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title: